Exhibit 10.26

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of August 11, 2006 (the “Effective Date”), by and among Cardium Therapeutics, Inc., a Delaware corporation (“Parent”), Cardium Biologics, Inc., a Delaware corporation (“Buyer”), and Tissue Repair Company, a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, Seller is engaged in the business of the research, development and potential commercialization of technology, products and services relating to gene activated matrices (“GAM”), tissue repair, wound healing, angiogenesis and related technologies involving DNA delivery and/or therapy (collectively, the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer; substantially all of the assets, properties, rights and claims of the Business (including, without limitation, all Seller Intellectual Property and the Books and Records) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets, properties, goodwill and rights of Seller used, held for use, useful for or intended to be used in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) Federal Grant. Seller’s assignment to Buyer of all right, title and interest in and to the Federal Grant (as defined below), such that Buyer shall have (i) the sole and exclusive right to direct, control, and manage the Federal Grant and all communications to third parties related thereto (except for such filings that Seller is required to disclose by law or in connection with the dissolution of Seller, in which case Seller will obtain Buyer’s prior written consent prior to making such filings, which consent shall not be withheld unreasonably), and (ii) all right, title and interest in and to any and all advances, receivables, disbursements or payments relating to or arising under the Federal Grant in connection with services rendered or payments made by Parent, Buyer or any of its Contractors on or after the Closing Date (the “Receivables”), including, without limitation, the Receivables listed on Schedule 1.1(a);

(b) Supplies. All inventory and supplies relating to Seller Products and all raw materials, work in process and finished goods used, held for use, useful for or intended to be used in the Business, wherever located and whether held by Seller or third parties (collectively, the “Supplies”), including, without limitation, all those listed on Schedule 1.1(b); other than the materials specifically identified and described in Schedule 1.1(b) that Seller is contractually obligated to return or destroy.

(c) Machinery and Equipment. All tools, machinery, research and development kits and instruments, computer equipment and peripherals, servers, office and scientific equipment (whether testing, diagnostic or otherwise) used, held for use, useful for or intended to be used in the Business, wherever located and whether held by Seller or third parties (the “Machinery and Equipment”), including, without limitation, the Machinery and Equipment listed on Schedule 1.1(c);

(d) Personal Property. All personal property, office furnishings, furniture, supplies and other tangible personal property used, held for use, useful for or intended to be used in the Business (the “Personal Property”), including, without limitation, the Personal Property listed on Schedule 1.1(d);

(e) Leased Real Property. All rights in real estate leases to which Seller is a party used, held for use, useful for or intended to be used in the Business (collectively, the “Real Property Leases”), together with all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”), including, without limitation, the Real Property Leases and the Leased Real Property listed on Schedule 1.1(e);

(f) Personal Property Leases. All rights in leases of personal property to which Seller is a party used, held for use, useful for or intended to be used in the Business (the “Personal Property Leases”), including, without limitation, the Personal Property Leases listed on Schedule 1.1(f);

(g) Intellectual Property. All Seller Intellectual Property, including, without limitation, the Seller Intellectual Property listed on Schedule 1.1(g);

(h) Deposits and Advances. All performance and other bonds, security and other deposits, advance payments, prepaid credits and deferred charges used, held for use, useful for or intended to be used in, or arising out of or relating to, the Business (the “Deposits and Advances”), including, without limitation, the Deposits and Advances listed on Schedule 1.1(h);

(i) Contracts. Subject to Section 1.2(e), all rights under any and all contracts, agreements or commitments to which Seller is a party that relate to or are used, held for use, useful for or intended to be used in the Business, including, without limitation, all of the Material Contracts listed in Section 4.9(a) of the Seller Disclosure Schedule (collectively, the “Seller Contracts”);

(j) Governmental Approvals. All Governmental Approvals (and pending applications therefor) used, held for use, useful for or intended to be used in the Business, including, without limitation, the Governmental Approvals listed on Schedule 1.1(j);

(k) Claims. All of Seller’s legal or equitable claims, counterclaims, cross claims and defenses relating to the Business, the operative events relating to the Business or any Purchased Asset or Assumed Liability, whether prior to, on or after the Closing Date, including, without limitation, insurance claims, rights to any insurance proceeds, and the Seller Claims listed on Schedule 1.1(k) (the “Seller Claims”);

(l) Books and Records. Originals of all books, files, papers, agreements, correspondence, databases, information systems, programs, software, copies of Seller Tax Returns, documents and records directly relating to the Purchased Assets, the Hired Contractors and/or the Assumed Liabilities, or used, held for use, useful for or intended to be used in the Business and/or in performing the obligations under the Federal Grant (as defined below), on whatever medium (the “Books and Records”) and copies of the corporate, tax and financial records that do not directly relate to the Purchased Assets, the Hired Contractors and/or the Assumed Liabilities (the “Other Books and Records”);

(m) Goodwill. All goodwill generated by or associated with the Business (provided that the parties anticipate that such goodwill is of nominal value at this time due to the relatively early stage of the Business);

(n) Tax Refunds. Prepaid Taxes or claims for refunds of Taxes attributable to or imposed upon Buyer, or attributable to or imposed upon the Purchased Assets or the Business which are allocable to the Post-Closing Period; and

(o) Other Assets. All other assets, properties, rights and claims used, held for use, useful for or intended to be used in the Business.

1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a) Excluded Patent Rights. The Excluded Patent Rights (as defined below);

(b) Employee Benefit Contracts. Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

(c) Insurance Policies. All insurance policies (except to the extent specified in Section 1.1(k));

(d) Records. All personnel records and other records that Seller is required by law to retain in its possession; Seller has the right to retain a copy of any Books and Records for its files as described under 1.1(k)

(e) Rights Under Certain Agreements. All rights under the Transaction Documents and any Seller Contracts set forth in Schedule 1.2(e);

(f) Cash. All cash and cash equivalents;

(g) Deposits and Advances. Any deposits and advances for services rendered prior to the Closing Date and as specifically identified in Schedule 1.2(g); and

(h) Other Books and Records. Originals of the Other Books and Records;

(i) Tax Refunds. Prepaid Taxes or claims for refunds of Taxes attributable to or imposed upon Seller, or attributable to or imposed upon the Purchased Assets or the Business which are allocable to the Pre-Closing Period; and

(j) Receivables. Any and all receivables, disbursements or payments relating to or arising under the Federal Grant which relate to services rendered or payments made by Seller or any of its Contractors prior to the Closing Date (the “Pre-Closing Federal Grant Receivables”), and any other related third-party receivables which relate to services rendered or payments made by Seller or any of its Contractors prior to the Closing Date.

1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Buyer shall assume, the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Seller (and in any event shall not include any Excluded Liabilities): (a) any Liability arising after the Closing Date under the Seller Contracts that are ascertainable solely by reference to the express terms of such Seller Contracts or have been disclosed to Buyer in writing prior to Closing, copies of which have been previously provided to Buyer; (b) any Transfer Taxes; and (c) any other liabilities specifically identified in Schedule 1.3(c).

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any Liability of Seller, irrespective of whether such Liability existed (or related to Seller’s action or inaction) prior to, on or after the Closing Date (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Seller shall retain and be solely responsible for, and Buyer shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:

(a) Any assets, properties or Contracts that are not included in the Purchased Assets;

(b) Any breaches of any Seller Contract on or prior to the Closing Date or any payments or amounts due or other obligations under any Seller Contract on or prior to the Closing Date;

(c) Taxes attributable to or imposed upon Seller, or attributable to or imposed upon the Purchased Assets or the Business which are allocable to the Pre-Closing Period;

(d) Any loans, other indebtedness, or accounts payable;

(e) Accidents, misconduct, negligence, or breach of fiduciary duty occurring on or prior to the Closing Date;

(f) Any legal proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including, without limitation, any Liability for: (i) infringement or misappropriation of Intellectual Property Rights; (ii) injury, death, property damage or losses caused by the Purchased Assets or the Seller Products; or (iii) violations of any Legal Requirements;

(g) Any and all payments, Liabilities, obligations and responsibilities relating to (collectively, the “Contractor Obligations”): (i) accrued but unpaid salary, bonuses, commissions, overtime, deferred compensation, accrued and unused paid vacation and other paid leave, obligations under any incentive compensation plan, estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (whether or not as a result of the Transaction), any present or former Contractor of Seller; (ii) Seller Benefit Plans or any employee group medical, dental or life insurance plans or any other employee matter; and/or (iii) the termination of any Contractor prior to the Closing Date in accordance with this Agreement or in connection with this Transaction;

(h) Payments to employees or for payroll Taxes relating to compensation to Seller’s Contractors allocable to any period through and including the Closing Date;

(i) Seller’s performance of this Agreement and the Transaction;

(j) Any Environmental Law, which Liability relates to or arises out of (i) any acts or omissions of Seller on or prior to the Closing Date or (ii) any facts, circumstances or conditions existing on or prior to the Closing Date relating to Hazardous Substances, including, without limitation, any management, disposal or arranging for disposal of Hazardous Substances in connection with the Business or the Purchased Assets or Assumed Liabilities or activities or operations occurring or conducted in connection with any predecessor operations of the Business or otherwise; provided that parties acknowledge and agree that as of the Closing Date Buyer will acquire and be responsible for disposal of those Purchased Assets set forth in Schedule 1.4(j);

(k) Any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Buyer, and the consummation of the Transaction, including, without limitation, all broker, counsel and accounting fees;

(l) Any Liability arising out of transactions, commitments, infringements, acts or omissions not in the Ordinary Course of Business;

(m) Any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement;

(n) Any Liability to any stockholders of Seller;

(o) Any Liability to Matrigen, Selective Genetics (formerly known as Prizm Pharmaceuticals, Inc.) or any of their respective affiliates or Representatives;

(p) Any Liability arising out of or relating to the following agreements (collectively, the “Prior Agreements”): (i) the Agreement and Plan of Merger, by and among Matrigen, Selective Genetics and the other parties signatory thereto; (ii) the Asset Purchase Agreement, dated as of November 23, 2004, by and between Selective Genetics and Seller; and/or (iii) any other third party contract or arrangement (whether written or oral) that relates to

Seller’s acquisition of its right, title and interest in and to the Purchased Assets unless otherwise expressly assumed by Buyer in this Agreement;

(q) Any Liability arising out of or in any way relating to Seller’s relationship with its Contractors (as defined below), including, without limitation, the hiring, engagement and termination of its Contractors;

(r) Any Liability for credit balances, credit memos and all other amounts due to customers, suppliers, dealers and distributors; and

(s) Any costs or expenses incurred in shutting down and removing equipment not purchased by Buyer and any expenses associated with any Seller Contracts not assumed by Buyer hereunder.

1.5 Assignment and Assumption.

(a) Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the Consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets or otherwise affect adversely the rights of Buyer in the Purchased Assets, and the applicable Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset (each, a “Restricted Asset”). Unless and until any such Consent is obtained, such Restricted Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose hereunder. Within sixty (60) days of the Closing Date, Buyer may designate in its sole discretion any Material Contract, not included as a Seller Contract, as a Restricted Asset hereunder.

(b) In any such case, if the Closing has occurred, Seller shall use commercially reasonable efforts to obtain, as soon as practicable, such Consent. Buyer shall cooperate reasonably with Seller in obtaining such Consents, provided, that Buyer shall not be required unless Buyer expressly agrees to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.

(c) Until such Consent shall have been obtained, Buyer shall at its expense (unless Seller failed to disclose to Buyer the existence of such Restricted Asset prior to the Closing, in which case the following actions shall be at Seller’s sole expense) effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to Buyer, which results in Buyer receiving all the benefits and bearing all the ordinary course costs, Liabilities and other obligations with respect to each Restricted Asset.

(d) The parties acknowledge and agree that the Post-Closing Contracts shall not be assigned to, or assumed by, Buyer on the Closing Date. On and after the Closing Date, upon written notice to Seller, Buyer shall have the right, but not the obligation, to either (i) require Seller to assign the Post-Closing Contracts to Buyer or (ii) use commercially reasonable efforts to assist Buyer in entering into new agreements with the counterparties to the Post-Closing Contracts. Seller agrees that each Post-Closing Contract shall be deemed an Excluded

Asset and an Excluded Liability until Buyer expressly assumes such Post-Closing Contract in accordance with this Section 1.5, and Seller will not terminate or breach (or cause a breach of) the Post-Closing Contracts for a period of sixty (60) days following the Closing Date in furtherance of the provisions set forth herein.

ARTICLE 2. PURCHASE AND SALE

2.1 Terms of Purchase and Sale. Subject to the terms of this Agreement including (without limitation) Section 10.5, as full consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the execution and delivery of the Transaction Documents by Seller to Buyer, Buyer will assume the Assumed Liabilities and deliver the following:

(a) At Closing, Buyer will deliver to Seller One Million Dollars ($1,000,000) in cash;

(b) Subject to terms and conditions of this Agreement including (without limitation) Section 10.5, Buyer will deliver the Milestone Payment (as defined below) on the date(s) and in the manner and amount set forth in Section 2.2 of this Agreement;

(c) Subject to terms and conditions of this Agreement including (without limitation) Section 10.5, Buyer will deliver certain royalties relating to Excellarate on the date(s) and in the manner and amount set forth in Section 2.3 of this Agreement; and

(d) Subject to terms and conditions of this Agreement including (without limitation) Section 10.5, Buyer will issue and deliver the Warrants on the date and in the manner and amount set forth in Section 2.4 of this Agreement.

2.2 Milestone Payments.

(a) In connection with Buyer’s initiation or planned initiation of a Phase 2 Clinical Trial for Excellarate (as defined below) Buyer shall pay to Seller an aggregate amount of One Million Dollars ($1,000,000) in cash (the “Milestone Payment”) as follows:

(i) Five Hundred Thousand Dollars ($500,000) of the Milestone Payment would be paid upon the earlier of (in either event, the “First Milestone Payment Date”): (A) the first administration following the Closing Date to a patient in a Phase 2 Clinical Trial of Excellarate sponsored by Buyer, its licensee or their respective Affiliates; or (B) the date that is eighteen (18) months following the Closing; and

(ii) The remaining Five Hundred Thousand Dollars ($500,000) of the Milestone Payment would be paid on the first anniversary of the First Milestone Payment Date.

(b) Buyer shall have the right and option, but not the obligation, to deliver and return to Seller the Closing Date Assets (as defined below) free from any liens or encumbrances that are solely attributable to Buyer’s actions after the Closing Date at any time prior to the First Milestone Payment Date in exchange for the termination of Buyer’s obligation to deliver the Milestone Payment and its other obligations hereunder. Effective upon Seller’s receipt of a written notice from Buyer stating that it is exercising its rights under this subsection (b) and conveying its right, title and interest in and to such Closing Date Assets to Seller, (i) neither Parent nor Buyer shall have any further continuing obligation under this Agreement including (without limitation) any obligation to pay the Milestone Payment under this Section 2.2, pay royalties pursuant to Section 2.3 or issue Warrants, make payments or provide Substitute Equity under Section 2.4 and (ii) Seller shall promptly deliver to Buyer all documents and certificates necessary or appropriate to evidence the termination of Buyer’s obligations pursuant to this Agreement. For purposes of this Agreement, “Closing Date Assets” shall mean the following Purchased Assets (and only to the extent that Buyer has the power to transfer such Purchased Assets to Seller): (i) a sample aliquot of the biological materials specified in Schedule 2.2(b)(i) in the form and condition (and subject to any Encumbrances) existing as of the Closing Date, (ii) the Seller Intellectual Property set forth in Schedule 2.2(b)(ii) in the form and condition (and subject to any Encumbrances) existing as of the Closing Date, and (iii) any remaining materials, Supplies, Machinery and Equipment, and Personal Property, as is in their then-present form and subject to any reasonable wear and tear and subject to the conduct of Buyer’s business in a commercially reasonable fashion, and (iv) the Material Contracts to the extent transferable (and subject to a release from assignee(s) in form and substance satisfactory to Buyer).

2.3 Royalty Payments.

(a) During the Royalty Term, Buyer shall pay to Seller royalties equal to ten percent (10%) of Net Sales of Excellarate, subject to the following adjustments: (i) Buyer, its licensees or their respective Affiliates shall have the right to offset the Reimbursable Development Costs, such offset not to exceed Five Million Dollars ($5,000,000) in any calendar year, until the full amount of the Reimbursable Development Costs have been recovered by Buyer; and (ii) if Buyer, its licensee or their respective Affiliates are required to pay royalties to any third party in order to research, develop, make, use, offer for sale, sell or import Excellarate, then Buyer shall have the right to credit the full amount of such third party royalty payments against the royalties owing to Seller hereunder on up to the first One Hundred Million Dollars ($100,000,000) in Net Sales in any calendar year. Buyer would pay third party royalties in any calendar year on Net Sales above One Hundred Million Dollars ($100,000,000); provided, however, to the extent any such third party royalty payments (A) are owing under an agreement entered into after Closing, and (B) are based on a royalty rate, in any calendar year during which such credit may apply, owing on up to the first One Hundred Million Dollars ($100,000,000) in Net Sales in any calendar year that exceeds the royalty rate owing on more than One Hundred Million Dollars ($100,000,000) in Net Sales in such calendar year, then, unless Seller consents (which consent shall not be unreasonably withheld or delayed), Buyer shall include an adjustment (if necessary) to the final royalty payment owing to Seller for the last quarter of each calendar year so that the amount of third party royalty payments owing under such agreement that are credited in such calendar year are limited to the weighted average royalty rate actually paid under such agreement for such calendar year times the Net Sales, up to One Hundred Million Dollars ($100,000,000), in such calendar year.

(b) Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the first to occur of the First Commercial Sale of Excellarate by Buyer, its licensee or their respective Affiliates, Buyer shall furnish to Seller a quarterly written report showing in reasonably specific detail: (i) the calculation of Net Sales during such calendar quarter; (ii) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (iii) with respect to the final royalty report for each calendar year, any adjustment (if necessary) to the third party payments credited during such calendar year required by Section 2.3(a); (iv) the withholding taxes, if any, required by law to be deducted; and (v) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Excellarate invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Sales invoiced in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

(c) Royalties shown to have accrued by each royalty report provided for under Section 2.3(b) above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

(d) If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where Excellarate is sold, Buyer shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Seller’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

(e) Buyer shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other similar taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Buyer, its licensees or their respective Affiliates, or any taxes required to be withheld by Buyer, its licensees or their respective Affiliates to the extent Buyer, its licensees or their respective Affiliates pay to the appropriate governmental authority on behalf of Seller such taxes, levies or charges. Buyer promptly shall deliver to Seller proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. In the event that Buyer withholds or pays any such taxes, levies or other charges, Buyer agrees to reasonably cooperate in connection with the filing of any claim for refund of such amounts and with respect to any audit, litigation or other proceeding (whether formal or informal) relating to such claim for refund. Seller shall have the exclusive authority to control all aspects of any such claim for refund, audit, litigation or other proceeding, subject to Buyer’s consent which will not be unreasonably withheld. Buyer shall forward to Seller (i) copies of any notice or other information Buyer may receive relating to any such claim for refund, audit, litigation or other proceeding and (ii) the amount of any refund of taxes, levies or other charges which were previously withheld or paid by Buyer pursuant to this Section 2.3(e) (including any interest thereon), in each case within thirty (30) days of Buyer’s receipt thereof, unless the payment of said amounts to Seller will prejudice Buyer. Buyer and Seller further agree that they will cooperate in executing such forms as may be required to qualify for an exemption from withholding under applicable tax treaties, including amendments to this Agreement to the extent necessary to qualify for such treaty exemption.

(f) Upon the written request of Seller and not more than once in each calendar year, Buyer shall permit an independent certified public accounting firm of internationally recognized standing selected by Seller and reasonably acceptable to Buyer, at Seller’s expense, to have access during normal business hours to such of the financial records of Buyer as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Seller has already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, Buyer shall pay such additional amounts within thirty (30) days after the date Seller delivers to Buyer such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Seller; provided, however, if the audit discloses that the royalties payable by Buyer for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Buyer shall pay the reasonable fees and expenses charged by such accounting firm. Seller shall cause its accounting firm to retain all financial information subject to review under this Section in strict confidence; provided, however, that Buyer shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Buyer regarding such financial information. The accounting firm shall disclose to Seller only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Seller shall treat all such financial information as Buyer’s Confidential Information.

(g) Buyer shall have the one-time right and option, but not the obligation, to terminate its obligation to deliver royalties to Seller pursuant to this Section 2.3 by delivering to Seller the Royalty Payout upon the completion of the earlier of (i) the fifth full calendar year of Net Sales or (ii) a calendar year in which Net Sales during such calendar year exceed Two Hundred Fifty Million Dollars ($250,000,000) (in either event, a “Royalty Termination Trigger”). Buyer’s obligation to pay future royalties pursuant to this Section 2.3 shall terminate and be of no further force and effect effective as of the date that Buyer delivers (i) written notice of the Royalty Termination Trigger and (ii) the Royalty Payout. For purposes of this Agreement, the “Royalty Payout” shall mean an amount equal to Thirty Percent (30%) of the Net Sales for the calendar year relating to the corresponding Royalty Termination Trigger, and payable in, at Buyer’s sole discretion, either cash, Common Stock, equity securities that are listed on a national stock exchange, over-the-counter bulletin board, NASDAQ Capital Market or on the NASDAQ Global Market of a successor-in-interest (“Successor”) to all or substantially all of the Purchased Assets in their then current state, the Buyer’s business or the Parent’s business of a substantially equivalent nature and value as Parent’s Common Stock (“Substitute Equity”), or a combination of the foregoing. To the extent that all or a portion of the Royalty Payout is in Common Stock or Substitute Equity, then Buyer shall cause Parent or Successor to use commercially reasonable efforts to promptly register such equity securities by preparing and filing a registration statement on Form S-3 or similar document or registration in compliance with the Securities Act of 1933, as amended; provided, that, if such registration statement is not declared effective by the SEC on or prior to the issuance of such Substitute Equity, then Buyer at its sole discretion can either deliver the full Royalty Payout in cash or deliver a combination of (x) cash equal to satisfy Seller’s then-applicable federal taxes directly relating to the issuance of such Substitute Equity, with (y) the remaining Royalty Payout in shares of Substitute Equity.

2.4 Stock Purchase Warrants.

(a) Subject to Section 2.4(b) of this Agreement, Buyer will cause Parent to issue stock purchase warrants exercisable into up to an aggregate of Two Million (2,000,000) shares of Common Stock (each in the form attached hereto as Exhibit B, a “Warrant” and collectively “Warrants”) upon the occurrence of the following (in each case, a “Diligence Failure Event”):

(i) Buyer will cause Parent to issue a Warrant exercisable into Five Hundred Thousand (500,000) shares of Common Stock within thirty (30) days after the date that is eighteen (18) months following the Closing if Buyer has failed to initiate a Phase 2 Clinical Trial wound healing clinical study by such date;

(ii) Buyer will cause Parent to issue a Warrant exercisable into Five Hundred Thousand (500,000) shares of Common Stock within thirty (30) days after the date that is thirty-six (36) months following the initiation of the Phase 2 Clinical Trial wound healing clinical study if Buyer has failed to complete a Phase 2 Clinical Trial wound healing clinical study by such date;

(iii) In the event that Buyer receives positive Phase 2 Clinical Trial data, then Buyer will cause Parent to issue a Warrant exercisable into Five Hundred Thousand (500,000) shares of Common Stock within thirty (30) days after the date that is eighteen (18) months following the completion of the Phase 2 Clinical Trial unblinding if Buyer has failed to initiate a Phase 3 wound healing clinical study by such date; and

(iv) In the event that Buyer receives positive Phase 2 Clinical Trial data, then Buyer will cause Parent to issue a Warrant exercisable into Five Hundred Thousand (500,000) shares of Common Stock within thirty (30) days after the date that is thirty-six (36) months following the initiation of the Phase 3 wound healing clinical study if Buyer has failed to complete the Phase 3 wound healing clinical study by such date.

(b) Each Warrant that is issued pursuant to this Section 2.4 shall (i) be immediately exercisable, (ii) have a term of five (5) years from the original issuance date, (iii) have a cashless exercise provision as provided in the form of Warrant, and (iv) have an exercise price per share of Four Dollars ($4.00); provided, however, that in lieu of issuing any or all Warrants pursuant to this Section 2.4 and provided that the Share Price (as defined below) is at least Eight Dollars ($8.00), Buyer, in its sole election, may deliver either (x) an amount in cash equal to the value of the Warrant(s) as calculated below or (y) if Buyer elects to issue Substitute Equity of a substantially equivalent nature and value as Warrant(s) for the Parent’s Common Stock, then a combination of cash sufficient to satisfy Seller’s then-applicable federal taxes directly relating to the issuance of such Substitute Equity, with the remaining value of the Warrant(s) to be paid in shares of such Substitute Equity; provided, further, that any such payment will be calculated based on the product of (i) (x) the average of the high and low sales price per share of Parent’s Common Stock as reported on a national stock exchange, over-the-counter bulletin board, NASDAQ Capital Market or on the NASDAQ Global Market during the twenty trading days ending one day prior to the date such Warrant would otherwise be issued (the “Share Price”), minus (y) the exercise price per share of such Warrant, and multiplied by

(ii) the number of shares of Parent’s Common Stock issuable under such Warrant that Buyer elects to pay in cash or by Substitute Equity; provided, further, that Buyer may at its sole discretion cause Parent to issue all or a portion of the Warrants described in this Section 2.4 even if a Diligence Failure Event has not occurred with respect to such Warrant(s).

(c) Failure to achieve any of the milestones described in Section 2.4(a) shall not give rise to the obligation to issue any Warrant to the extent failure or delay to achieve the applicable milestone relates to technical matters associated with the product candidate (i.e. Excellarate) and/or its manufacture or development, including, for example, matters associated with its safety or efficacy, manufacture, testing in humans or regulatory concerns (individually, a “Product-related Limitation,” and collectively, the “Product-related Limitations”).

(d) Subject to subsection (c) above, Seller shall have the one-time right and option, but not the obligation, to acquire the Purchased Assets after the Closing only upon the occurrence of both of the following conditions: (i) Seller returns any issued Warrants and acknowledges in writing the termination of any of Seller’s rights in and to any unissued Warrants; and (ii) Buyer or its Affiliate, licensee or agent was principally responsible for a Diligence Failure Event and has failed to correct such Diligence Failure Event within a six-month period following the occurrence of such Diligence Failure Event; provided, however, that a Diligence Failure Event shall not be deemed to occur if Buyer has failed to reach the corresponding target or milestone due in whole or substantially due to delays caused by Product-related Limitations, and any corresponding six-month period described in subsection (ii) shall be extended for a period of time equal to the existence or duration of such Product-related Limitations; provided, further that Seller’s right and option under this subsection (d) shall terminate in its entirety and be of no further force and effect in the event that Seller exercises or transfers any of its Warrants. Within five (5) days of Buyer’s receipt of a written notice from Seller stating that it is exercising its rights under this subsection (e), (i) Buyer shall deliver to Seller all right, title and interest in and to the Purchased Assets (as is in their then-present form and to the extent that such Purchased Assets are transferable to Seller), and (ii) Seller shall return any issued Warrants, acknowledge in writing the termination of any of Seller’s rights in and to any unissued Warrants, and deliver all additional documents and certificates necessary or appropriate to evidence the transfer and/or cancellation of such Warrants in form and substance satisfactory to Buyer.

(e) Within forty five (45) days after the end of each June and December until the initiation of the first Phase 2 wound healing clinical study, and within forty five (45) days after the end of each December until the completion of the first Phase 3 wound healing clinical study, Buyer shall prepare and provide a non-confidential written summary report regarding the status of the clinical development of Excellarate since the Closing or the previous status report (whichever is later).

2.5 Transfer Taxes; Prorations.

(a) Notwithstanding any Legal Requirements to the contrary, Buyer shall be responsible for and shall pay any Transfer Taxes when due.

(b) Buyer shall, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Seller will join in the execution of any such Tax Returns. To the extent that Buyer’s payment of Transfer Taxes satisfies any obligation of Seller, such amount shall be considered to be an adjustment to the purchase price.

(c) Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period. Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Post-Closing Period.

(d) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

(d) On or before the Closing Date, Seller shall furnish to Buyer Tax clearance certificates under California Revenue and Taxation Code Section 6812 and California Unemployment Insurance Code Section 1732 releasing Buyer from Liability with respect to any sales or use Tax or employment Tax Liability of Seller.

2.6 Allocation of Purchase Price.

(a) The parties agree that the purchase of assets under this Agreement is intended to be and shall be treated for federal income Tax purposes as an “applicable asset acquisition” within the meaning of Section 1060 of the Code. The parties agree to allocate, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, the aggregate consideration paid by Buyer (consisting of the purchase price, as adjusted, the Assumed Liabilities, and all other relevant items that are properly includible in determining the amount realized by Seller for federal income Tax purposes (the “Total Tax Consideration”)) among the Purchased Assets. Such allocation shall be made in a manner consistent with the fair market values of the Purchased Assets as are agreed between the parties. Seller and Buyer shall work in good faith to complete an allocation schedule (the “Allocation Schedule”) within sixty (60) days of the Closing, which shall set forth the fair market values of the Purchased Assets that the parties agree to use in making such allocation. Buyer shall deliver to the Seller a statement containing Buyer’s proposed allocation of the Total Tax Consideration among the Purchased Assets (the “Allocation Statement”) and a draft IRS Form 8594 as proposed to be included by Buyer with its Tax Return for the taxable year of the Closing. Within thirty (30) days after receipt of the Allocation Statement, Seller shall review and comment on the Allocation Statement, and provide to Buyer a draft IRS Form 8594 proposed to be included by Seller in its Tax Return for the taxable year of the Closing. The parties agree that: (i) a proposed allocation will be determined by each party after good faith negotiations between the parties; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation, provided, that if the parties do not agree upon an allocation, then each party will use its respective allocation; and (iii) they shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

(b) In the event that the parties have mutually agreed upon an Allocation Schedule, then Buyer and Seller agree to (i) be bound by the Allocation Schedule and Allocation Statement, (ii) act in a manner consistent with the Allocation Schedule and Allocation Statement as finally agreed between the parties in filing of all state and United States federal income tax returns (including, without limitation, filing their Forms 8594 with their United States federal income Tax Returns for the taxable year that includes the Closing Date), (iii) amend such Allocation Statement and Forms 8594 as required to reflect any adjustments to the Total Tax Consideration, including without limitation by reason of adjustments to the purchase price and (iv) in the course of any Tax audit, Tax review or Tax litigation relating thereto, to take no position and cause their Affiliates to take no position inconsistent with the Allocation Schedule, the Allocation Statement or the Forms 8594 for any Tax purpose, without the written consent of the other party or unless specifically required pursuant to a determination by an applicable Tax Authority.

2.7 No Reorganization. Buyer and Seller hereby acknowledge and agree that the purchase and sale in accordance with this Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and neither Buyer nor Seller shall prepare or file any Tax Returns containing a position inconsistent with the such understanding and agreement.

ARTICLE 3. THE CLOSING

3.1 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California, at 10:00 A.M. on the Effective Date, or at such other date, time or place as the parties may agree (the “Closing Date”).

3.2 Closing Deliveries by Seller. At the Closing, Seller shall (a) take all steps necessary to place Buyer in actual possession and operating control of the Business and the Purchased Assets and (b) deliver the following items, duly executed by Seller as applicable, all of which shall be in form and substance reasonably acceptable to Buyer:

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit C (the “General Assignment and Bill of Sale”);

(b) Intellectual Property Assignment. Any and all documents necessary to perfect and properly record the assignment to Buyer of all of Seller’s right, title and interest in and to the Seller Intellectual Property, including, without limitation:

(i) a trademark assignment, substantially in the form of Exhibit D attached hereto, for all of the Trademark Rights (the “Trademark Assignment”);

(ii) a patent assignment, substantially in the form of Exhibit E hereto, for all of the Patent Rights (the “Patent Assignment”);

(iii) a copyright assignment, substantially in the form of Exhibit F hereto, for all of the Copyrights (the “Copyright Assignment”); and

(iv) a domain name assignment, substantially in the form of Exhibit G attached hereto, for all of the Domain Names (the “Domain Name Assignment”);

(c) Other Conveyance Instruments. Such specific instruments of sale, transfer, conveyance and assignment as Buyer may request;

(d) Assignment of Leases. Assignments of all Real Property Leases and Personal Property Leases;

(e) UM Agreements. Fully-executed amendments, addenda and consents to assignment in form and substance satisfactory to Buyer for (as well as evidence of Seller’s payments to the University of Michigan arising out of or related to under) the UM Agreements, including, without limitation, the: (i) Third Amendment to License Agreement, dated August 8, 2006, by and between Seller and the Regents of the University of Michigan; and (ii) the letter agreement, by and among Seller, Buyer and the Regents of the University of Michigan, pursuant to which the University of Michigan acknowledges and agrees that Seller’s pre-Closing payments and post-closing payment schedule to the University of Michigan are in satisfaction of all outstanding obligations and amounts payable by Seller to the University of Michigan under the UM Agreements.

(f) Payoff and Release Letters. Payoff and release letters from secured creditors of Seller, together with UCC-3 termination statements, with respect to any financing statements filed against any of the Purchased Assets, terminating all Encumbrances (including, without limitation, Tax liens and any Encumbrances relating to Biomet, Inc.) on any of the Purchased Assets, including, without limitation, any and all duly executed payoff, release and assignment documents in favor of Seller, Buyer and Parent from each of Biomet, Inc., Robert T. Abbott, Perkins Coie LLP and any other creditors that possess or may claim to possess security or other interests in or to the Purchased Assets, in each case in form and substance satisfactory to Buyer;

(g) Releases. Executed releases, in a form satisfactory to Buyer, from such individuals and the Offerees releasing Seller, Parent and Buyer from all claims against Seller, Parent and Buyer arising on or before the Closing Date (collectively, the “Releases”);

(h) Opinion of Seller’s Counsel. An opinion, dated as of the Closing Date, from Perkins Coie LLP, Seller’s legal counsel, substantially in the form attached hereto as Exhibit H;

(i) Noncompetition Agreement. The noncompetition agreement executed by Barbara Sosnowski, Mark McCutchen, Robert Abbott and Seller in favor of Buyer and Parent, each in form and substance satisfactory to Buyer (the “Noncompetition Agreement”) and to be

delivered as a condition to Closing (to the extent that the Closing Date occurs after the Effective Date);

(j) Offer Letters. Executed offer letters and proprietary information agreements, each in Buyer’s standard form (collectively, the “Offer Letters”) from the Contractors that Buyer has identified to Seller (the “Offerees”) and to be delivered as a condition to Closing (to the extent that the Closing Date occurs after the Effective Date);

(k) Employment Arrangements and Consulting Agreements. Countersigned employment offers from such Contractors as determined by Buyer, in a form and substance satisfactory to Buyer, relating to the employment or consulting arrangement with Buyer after the Closing (collectively, the “Employment Agreements”) and to be delivered as a condition to Closing (to the extent that the Closing Date occurs after the Effective Date);

(l) Officer’s Certificate. A certificate executed on behalf of Seller by its President or Chief Executive Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Seller under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date); and (ii) Seller has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date; provided, that Seller shall not be obligated to deliver such certificate to the extent that the Closing Date and the Effective Date are the same date;

(m) Secretary’s Certificate. A certificate of Seller’s Secretary certifying as to: (i) the Certificate of Incorporation and bylaws of Seller as in effect as of the Closing Date; (ii) resolutions of Seller’s stockholders and its board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents; and (iii) the incumbency of Seller’s officers executing this Agreement and all other Transaction Documents;

(n) Certificate of Good Standing. A certificate from the Secretary of State of Delaware as to Seller’s good standing and payment of all applicable Taxes;

(o) Indebtedness. Seller shall have delivered to Buyer (i) a schedule of all indebtedness and Encumbrances of Seller and the Contractor Obligations directly related to the Purchased Assets as of July 31, 2006, (ii) a schedule of all anticipated additional indebtedness and Encumbrances of Seller and the Contractor Obligations related to the Purchased Assets from July 31, 2006 through the Closing Date, and (iii) any and all documentation reasonably requested by Buyer evidencing the discharge, satisfaction, repayment in full or settlement of any and all outstanding secured indebtedness and Encumbrances of Seller and the Contractor Obligations directly related to the Purchased Assets. All credit cards issued by Seller to Seller’s Contractors shall have been cancelled and delivered to Buyer. Buyer shall have received all documentation necessary for Buyer to be satisfied in its sole discretion that all secured and unsecured creditor claims against Seller have been disclosed to Buyer and all secured creditor claims have been discharged in full and that no creditor of Seller is likely to (i) seek recovery from Buyer for any

Liabilities that are not Assumed Liabilities, (ii) seek to have the Transaction set aside as a fraudulent conveyance or fraudulent transfer, or (iii) commence bankruptcy or other similar proceedings against Seller;

(p) Certificate of Amendment. The Certificate of Amendment to Seller’s Certificate of Incorporation, changing its corporate name to one dissimilar to “Tissue Repair” or “Tissue Repair Company”;

(q) Letter to FDA. An executed letter from Seller to the FDA in form and substance satisfactory to Buyer, indicating that Seller is transferring all right, title and interest in and to IND application(s) for the Excellarate product candidate to Buyer; and

(r) Purchased Assets and Books and Records. The Purchased Assets, including, without limitation, the Books and Records.

3.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver the following items, duly executed by Buyer as applicable:

(a) Officer’s Certificate. A certificate executed on behalf of Buyer by its President, Chief Executive Officer or Chief Business Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Buyer under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date); and (ii) Buyer has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date; and

(b) Closing Cash Payment. One Million Dollars ($1,000,000) in cash pursuant to Section 2.1(a) of this Agreement.

3.4 Closing Deliveries by Buyer and Seller. At the Closing, Buyer and Seller shall deliver the following items, duly executed:

(a) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit I (the “Assignment and Assumption”);

(b) Assignments of Leases. Assignments of all Real Property Leases and Personal Property Leases; and

(c) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all Encumbrances.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (provided, that if any fact or item disclosed in any section of the Seller Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Seller hereby represents and warrants to Buyer that, as of the Effective Date (and, to the extent that the Closing does not occur on the Effective Date, as of the Closing Date):

4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in California and each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.2 Authority. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Seller or its directors or stockholders are necessary to authorize this Agreement or to consummate the Transaction (other than the approval of this Agreement and the other Transaction Documents by the stockholders of Seller in accordance with Delaware and other applicable state law and the Certificate of Incorporation and bylaws of Seller). This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.3 No Conflicts; Required Consents.

(a) No Consents other than those set forth in Section 4.3 of the Seller Disclosure Schedule are required with respect to Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction including the assignment of all Material Contracts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not, with or without notice or lapse of time: (i) conflict with or violate Seller’s Certificate of Incorporation or bylaws or equivalent organizational documents; (ii) conflict with or violate any Legal Requirement applicable to Seller or by which any property or asset of Seller is bound or affected; (iii) assuming the Consents listed in Section 4.3 of the Seller Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation including without limitation, the Prior Agreements; (iv) violate or conflict with any other material restriction of any kind or character to which Seller is subject; (v) require Seller to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority; or (vi) result in any stockholder of the Seller having the right to exercise any dissenters’ appraisal rights.

(b) Without limiting the foregoing, (i) Seller does not have any ongoing obligations or commitments to Matrigen or Selective Genetics except as specifically described in Schedule 4.3(b) and (ii) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not, with or without notice or lapse of time, violate or otherwise conflict with any rights that Matrigen or Selective Genetics may hold under any contract or arrangement (whether written or oral) or affect Seller’s right, title and interest in and to any of the Purchased Assets.

4.4 Subsidiaries. Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity.

4.5 Financial Statements.

(a) Seller has delivered to Buyer the audited balance sheets, and the related statements of operations, changes in stockholders’ equity and cash flows, of Seller as of and for the fiscal years ended December 31, 2005 and 2004, together with the notes thereto. Prior to Closing, or within one week thereafter, Seller will have delivered to Buyer the unaudited balance sheets, and the related unaudited statements of operations, changes in stockholders’ equity and cash flows, of Seller (the “Interim Balance Sheet”) as of and for the six months ended June 30, 2006 (the “Interim Balance Sheet Date”). The foregoing audited and unaudited financial statements are referred to collectively herein as the “Financial Statements.”

(b) All of the Financial Statements: (i) are true, accurate and complete in all respects; (ii) are consistent with the Books and Records of Seller; (iii) present fairly and accurately the financial condition of Seller as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of Seller for the periods covered thereby; and (iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered. Seller maintains a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparations of consolidated and consolidating financial statements in accordance with GAAP.

(c) The books of account and other financial Books and Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bonafide transactions and have been maintained in accordance with sound business practices.

(d) Seller has no Knowledge of any fact or circumstance which would prevent Parent and its auditor from preparing, auditing and timely filing the Historical Financial Information with the SEC as required to satisfy the Parent’s obligations in connection therewith.

4.6 Absence of Undisclosed Liabilities. Except for the Assumed Liabilities, Seller does not and will not have any outstanding Liabilities, including, without limitation, trade payables and indebtedness for borrowed money (including without limitation, obligations under leases required to be capitalized in accordance with GAAP) for which Buyer or Parent could become liable.

4.7 Absence of Changes. Since the Interim Balance Sheet Date: (a) Seller has conducted the Business in the Ordinary Course of Business; and (b) no event or circumstance has occurred that has had or is reasonably likely to have a Material Adverse Effect on Seller.

4.8 Supplies. All of Seller’s Supplies are to the best of Seller’s Knowledge: (a) valued on the Financial Statements at the cost in accordance with GAAP; (b) of good and merchantable quality, fit for the purpose for which they are intended, and useable in the Ordinary Course of Business; (c) free of defects and damage; and (d) in quantities adequate and not excessive in relation to the circumstances of the Business. All of Seller’s Supplies meet Seller’s current standards and specifications.

4.9 Material Contracts.

(a) With regard to Purchased Assets, Section 4.9(a), of the Seller Disclosure Schedule provides a true and complete list of each of the following contracts to which Seller is party (collectively, the “Material Contracts”):

(i) Real Property Leases, Personal Property Leases, insurance policies, Contracts involving the license (or covenant not to sue for the infringement of intellectual property rights), assignment or transfer of any Seller Intellectual Property or of Seller’s information systems or software to or from Seller (other than licenses to Seller arising from the purchase of generally available “off the shelf” or other standard products), Contracts with current Contractors, Seller Benefit Plans and Governmental Approvals;

(ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of Ten Thousand Dollars ($10,000), except those incurred in the Ordinary Course of Business and to be performed in three (3) months or less;

(iii) Any Contract obligating Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any Liability for borrowed money, any obligation for the deferred purchase price of property in excess of Ten Thousand Dollars ($10,000) (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

(v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(vi) Any Contract with any Governmental Authority;

(vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(viii) Any Contract (A) pursuant to which Seller obtains (or purports to obtain) any right, title or interest in or to any Intellectual Property Rights (or any tangible or intangible embodiments thereof) or pursuant to which Seller grants to any other Person any right, title or interest in or to any Intellectual Property Rights (or any tangible or intangible embodiments thereof), including, without limitation, any license of technology (or covenant not to sue for the infringement of intellectual property rights) to or from Seller, and/or (B) involving a royalty arrangement pursuant to which Seller has the obligation to pay, or the right to receive, royalty payments;

(ix) Any power of attorney, proxy or similar instrument;

(x) Any Contract for the manufacture, service or maintenance of any product of the Business;

(xi) Any Contract for the purchase or sale of any assets other than in the Ordinary Course of Business or for the option or preferential rights to purchase or sell any assets;

(xii) Any requirement or output Contract;

(xiii) Any Contract to indemnify any Person or to share in or contribute to the Liability of any Person;

(xiv) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including, without limitation, the Business;

(xv) Any Contract related to the acquisition of a business or the equity of any other Entity;

(xvi) Any other Contract which (x) provides for payment or performance by either party thereto having an aggregate value of Ten Thousand Dollars ($10,000) or more; (y) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (z) is between, inter alia, an Affiliate and Seller;

(xvii) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of Ten Thousand Dollars ($10,000), on an annual basis, or that otherwise is material to the Business or prospects of Seller;

(xviii) Any other Contract material to the Business;

(xix) Any customer or supplier Contract not entered into in the Ordinary Course of Business for usual quantities and at normal prices; and

(xx) Any proposed arrangement currently under negotiation by and between Seller and a third party of a type that, if entered into, would be a Contract described in any of (i) through (xx) above.

True, accurate and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract (including all amendments, supplements, modifications and waivers thereof) have been delivered to Buyer by Seller.

(b) Except otherwise noted in Schedule 4.9(b) each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms. Seller is not in default, and no party has notified Seller that it is in default, under any Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (iv) otherwise have a Material Adverse Effect on Seller in connection with any Material Contract.

(c) Except otherwise noted in Schedule 4.9(c) Seller has not waived any of its rights under any Material Contract. Each Person against which Seller has or may acquire any rights under any Material Contract is solvent and able to satisfy such Person’s material Liabilities to Seller. Seller’s performance of the Material Contracts will not result in any violation of or failure by Seller to comply with any Legal Requirement. The Material Contracts constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and in the manner in which such Business is proposed to be conducted. The assignment to Buyer of any of the Seller Contracts shall not result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope if its businesses, including, without limitation, the Business.

4.10 Insurance. Section 4.10 of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and indemnity bonds, bid bonds and performance bonds currently in effect, that insure the Business and/or the Purchased Assets (collectively, the “Insurance Policies”). With respect to each Insurance Policy: (a) the policy is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect; (b) Seller is not in material breach or default of the policy, and to Seller’s Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or which would permit termination or modification of the policy; (c) to Seller’s Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) Seller has not received any notice of cancellation or non-renewal of the policy; (e) the consummation of the Transaction will not cause a breach, termination, modification, or acceleration of the policy; (f) there is no claim under the policy that has been improperly filed or as to which any insurer has questioned, disputed or denied Liability; and (g) Seller has not received any notice of, nor does Seller have any Knowledge of any facts that might result in, a material increase in the premium for the policy. Seller is and has been insured by insurers which are reasonably believed by Seller to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which it is engaged.

4.11 Title; Sufficiency; Condition of Assets.

(a) Except otherwise noted in Schedule 4.9, Seller has good and valid title, and has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title, to all of the Purchased Assets free and clear of any Encumbrances. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.

(b) Except otherwise noted in Schedule 4.9, the sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Buyer possession of, and the right to use, all the assets required for (i) conducting the Business as presently conducted and as proposed to be conducted, and (ii) the initiation and completion of all clinical trials and studies necessary or appropriate for the commercialization, sale and distribution of Excellarate and the initiation and completion of Phase 2 Clinical Trials and Phase 3 wound healing clinical studies. Upon Closing, Buyer will be entitled to the continued possession and use of all Purchased Assets. Except for the Purchased Assets or Excluded Patent Rights, there are no other assets, properties or rights, including, without limitation, Intellectual Property Rights, that are required by Seller, or that will be required by Buyer after the Closing, to conduct the Business in the manner in which Seller currently conducts the Business.

(c) The Purchased Assets: (i) are in good operating condition and repair, ordinary and reasonable wear and tear excepted; (ii) have been maintained in a manner consistent with the past maintenance practices of Seller consistent with industry practices; (iii) are suitable and adequate for continued use in the Ordinary Course of Business and in conformity with the engineering specifications for products relating to the Business; and (iv) conform to all Legal Requirements; provided, however, that the representations and warranties in this subsection (c) shall be to the best of Seller’s Knowledge to the extent applicable to the Non-Excellarate Assets.

4.12 Real Property Leases.

(a) Seller does not own any real property. Schedule 1.1(e) sets forth an accurate and complete list of all Real Property Leases. Seller has delivered to Buyer accurate and complete copies of each Real Property Lease and all amendments and modifications thereto. All Real Property Leases, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Seller, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or, to Seller’s Knowledge, by any third party. To Seller’s Knowledge, there is no pending, contemplated or threatened condemnation of any of the buildings, land, fixtures or improvements relating to the Real Property Leases or the Leased Real Property or any part thereof. There are no parties in possession or, to Seller’s Knowledge, parties having any current or future right to occupy any of the Real Property Leases during the terms of such Real

Property Leases. To Seller’s Knowledge, (i) the Leased Real Property conforms in all material respects to all applicable building, zoning and other Laws, ordinances, rules and regulations, (ii) all licenses and other approvals necessary for the current occupancy and use of the Leased Real Property have been obtained and are in full force and effect, and there have been no violations thereof that individually or in the aggregate have had or reasonably would be expected to have a Material Adverse Effect, and (iii) there exists no material breach or violation of any covenant, condition, restriction, easement, agreement or order affecting any of the Leased Real Property.

(b) To Seller’s Knowledge, there are no material defects in the physical condition of any of the Leased Real Property, including, without limitation, structural elements, mechanical systems, parking and loading areas, and all buildings and improvements relating thereto are in good operating condition and repair, ordinary and reasonable wear and tear expected and have been well maintained. To Seller’s Knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by Law or necessary for the operation of the Leased Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Leased Real Property and are in good operating condition.

4.13 Intellectual Property

(a) Section 4.13(a)(i) of the Seller Disclosure Schedule lists all of the Patent Rights, and all of the Trademark Rights registered with any governmental body or for which an application has been filed and is currently active or pending with any governmental body, owned by Seller, setting forth in each case the jurisdictions in which patents have been issued and patent applications have been filed. Section 4.13(a)(ii) of the Seller Disclosure Schedule lists all of the Patent Rights, and all of the Trademark Rights registered with any governmental body or for which an application has been filed and is currently active or pending with any governmental body, in which Seller has any right, title or interest pursuant to a written agreement executed by Seller, other than those owned by Seller, setting forth in each case the jurisdictions in which patents have been issued and patent applications have been filed.

(b) Except as set forth in Section 4.13(b) of the Seller Disclosure Schedule, Seller does not jointly own, or pursuant to a written agreement executed by Seller license or claim any right, title or interest, with any other Person any Intellectual Property Rights. Except as set forth in Section 4.13(b) of the Seller Disclosure Schedule, no third party has challenged or has threatened to challenge Seller’s right, title or interest in, to or under the Intellectual Property Rights in which Seller has (or purports to have) any right, title or interest, or the validity, enforceability or claim construction of any issued patents within Patent Rights comprising such Intellectual Property Rights, nor are there any facts known to Seller that Seller believes are reasonably likely to give rise to a conclusion of invalidity, unenforceability or narrowing of claim construction.

(c) Section 4.13(c) of the Seller Disclosure Schedule lists all contracts, agreements, licenses and other arrangements under which Seller has acquired any right, title or interest in, under or to any Intellectual Property Rights, other than (i) standardized nonexclusive licenses that are available to the public generally and were obtained by Seller in the ordinary course of business, and (ii) assignment of inventions from employees. With respect to each contract, agreement, license or other arrangement required to be listed in Section 4.13(c) of the Seller Disclosure Schedule, (A) each is in full force and effect as of the Closing Date, (B) Seller is in compliance with the terms and conditions thereof (including without limitation all diligence obligations), (C) there exists no default (or condition which, with the passage of time, the giving or notice or both) which would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to Seller, (D) any Intellectual Property Rights at any time licensed to Seller that have reverted to the licensor are not material to the conduct of its business as conducted prior to or on the Closing Date, or the making, using, offering for sale, selling or importing of those products or the performance of those services currently contemplated by Seller as a part of its business, and (E) any Intellectual Property Rights generated pursuant to the Roundtable Research Agreement effective as of July 1, 1995 (as amended) with the Regents of the University of Michigan that are not licensed to Seller are not material to the conduct of its business as conducted prior to or on the Closing Date, or the making, using, offering for sale, selling or importing of those products or the performance of those services currently contemplated by Seller as a part of its business.

(d) Except as set forth in Section 4.13(d) of the Seller Disclosure Schedule, to the knowledge of Seller, no third party has asserted or threatened a claim which would adversely affect Seller’s ownership rights to, or rights under, nor are there any facts known to Seller that Seller believes are reasonably likely to adversely affect Seller’s ownership rights to or under, (i) any of the Intellectual Property Rights in which Seller has any right, title or interest, or (ii) any contract, agreement, license or any other arrangement under which Seller claims any right, title or interest under any Intellectual Property Rights.

(e) Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, all Patent Rights owned or exclusively licensed by Seller have been duly filed or registered (as applicable) with the applicable Governmental Authorities, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned. Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, to Seller’s knowledge (i) all Patent Rights owned or exclusively licensed by Seller have been prosecuted in good faith, (ii) there are no inventorship challenges to any such Patent Rights, (iii) no interference has been declared or provoked relating to any such Patent Rights, (iv) all issued patents within such Patent Rights are valid and enforceable, and (v) all required maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to such Patent Rights. Except as expressly disclosed in writing to Buyer prior to the date of this Agreement and except for documents cited by a patent examiner or by the patent applicant in an information disclosure statement, with respect to any Patent Rights owned or exclusively licensed by Seller, there does not exist any material fact known to Seller that Seller reasonably believes would (i) preclude the issuance of any patents from patent applications included in such Intellectual Property Rights (with valid claims not materially narrower in scope than the claims as currently pending in those applications), (ii) render any patents included in such Patent Rights invalid or unenforceable, or (iii) cause the claims of any patents included in such Patent Rights to be narrowed.

(f) Except as set forth in Section 4.13(f) of the Seller Disclosure Schedule, (i) Seller has not entered into any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person, and (ii) Seller is not subject to any contract, agreement or other arrangement that restricts the use, transfer, delivery or licensing of Intellectual Property Rights in which Seller has any right, title or interest (or any tangible embodiment thereof) other than (A) as set forth in Material Contracts by which Seller obtained such Intellectual Property Rights, complete and accurate copies of which either have been delivered to Buyer, and (B) standardized nonexclusive licenses that are available to the public generally and were obtained by Seller in the ordinary course of business.

(g) Seller has taken commercially reasonable steps and precautions to protect and maintain the confidentiality of all Know-How Rights in which Seller has any right, title or interest and otherwise to maintain and protect the value of all such Know-How Rights.

(h) Except as set forth in Section 4.13(h) of the Seller Disclosure Schedule, Seller has not granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under (i) any Intellectual Property Rights in which Seller has any right, title or interest (or any tangible embodiment thereof), or (ii) any future Intellectual Property Rights (or any tangible embodiment thereof) to be developed in the future from Intellectual Property Rights in which Seller has any right, title or interest. Seller has not transferred any tangible embodiment that is the subject of Patent Rights or Know-How Rights owned or exclusively licensed by Seller without having the recipient thereof execute a written agreement regarding the non-transfer and non-use (other than research uses only) thereof. Seller has not disclosed any Patent Rights or Know-How Right owned or exclusively licensed by Seller to a third party without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use (other than research uses only) thereof, other than the disclosure of Patent Rights disclosed after the filing thereof. Any Intellectual Property Rights in which Dyax Corporation has been granted any rights by Seller are not material to the conduct of its business as conducted prior to or on the Closing Date, or the making, using, offering for sale, selling or importing of those products or the performance of those services currently contemplated by Seller as a part of its business. Any Intellectual Property Rights generated pursuant to any contract, agreement, license or other arrangement with Crucell Holland BV or Matrix Pharmaceuticals, Inc. (or their respective Affiliates), that are not owned by Seller, or licensed to Seller with the right to grant sublicenses, are not material to the conduct of its business as conducted prior to or on the Closing Date, or the making, using, offering for sale, selling or importing of those products or the performance of those services currently contemplated by Seller as a part of its business.

(i) Except as set forth in Section 4.13(i) of the Seller Disclosure Schedule, (i) there are no royalties, fees or other amounts payable by Seller to any Person by reason of the ownership (other than customary fees and amounts payable for filing, prosecuting and maintaining Patent Rights, Trademarks and Copyrights), use, sale or disposition of Intellectual Property Rights (or any tangible embodiment thereof), and (ii) there are no obligations to pay any such royalties, fees or other amounts that are currently payable or past due.

(j) Except as set forth in Section 4.13(j) of the Seller Disclosure Schedule, to the knowledge of Seller no Intellectual Property Rights owned or exclusively licensed by Seller have been infringed or misappropriated by any third party. To the knowledge of Seller, there is no unauthorized use, disclosure or misappropriation of any Intellectual Property Rights in which Seller has any right, title or interest by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Seller.

(k) Except as set forth in Section 4.13(k) of the Seller Disclosure Schedule, Seller has not entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Intellectual Property Rights.

(l) All current and former officers and employees of Seller have executed and delivered to Seller an agreement regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property Rights arising from services performed for Seller by such persons, the form of which has been provided to Buyer. All current and former consultants and independent contractors (other than academic institutions) to Seller have executed and delivered to Seller an agreement in the form provided to Buyer regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property Rights arising from services performed for Seller by such persons. No employee or independent contractor of Seller is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Seller.

(m) Seller owns and has good and marketable title to all Intellectual Property Rights purported to be owned by Seller and used in the business of Seller as conducted prior to or on the date of this Agreement and to make, use, offer for sale, sell or import those products and perform those services currently contemplated by Seller as a part of its business. The grants to Seller of all other Intellectual Property Rights used in the business of Seller, as conducted prior to or on the date of this Agreement and to make, use, offer for sale, sell or import those products and perform those services currently contemplated by Seller as a part of its business, are valid and enforceable. Except as set forth in Section 4.13(m) to the Seller Disclosure Schedule, to the knowledge of Seller, the Intellectual Property Rights in which Seller has any right, title or interest collectively constitute all of the Intellectual Property Rights necessary to enable Seller to conduct its business as conducted prior to or on the date of this Agreement and to make, use, offer for sale, sell or import those products and perform those services currently contemplated by Seller as a part of its business.

(n) Except as set forth in Section 4.13(n) to the Seller Disclosure Schedule, (i) to the knowledge of Seller, the conduct of its business as conducted prior to or on the Closing Date, and the making, using, offering for sale, selling or importing of those products and the performance of those services currently contemplated by Seller as a part of its business, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any other Person, and (ii) Seller has not received any notice or other communication asserting any of the foregoing.

(o) Notwithstanding the foregoing, the representations and warranties in this Section 4.13 shall be the best of Seller’s Knowledge to the extent applicable to the Non-Excellarate Assets.

4.14 Suppliers.

(a) There has not been any material and adverse change in the business relationship of Seller with any supplier which it purchased during the period from December 8, 2004 to the Effective Date. Section 4.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all suppliers of the Business. Seller’s relationships with its suppliers are good commercial working relationships, and Seller has not received, nor is aware of, any notice or intent from a supplier to terminate its relationship with Seller.

(b) No Special Arrangements. Seller is not a party to any oral or written agreements or arrangement with any supplier or other third party related to the offering of discounts or prepayments for products or services or any other similar agreements or arrangements.

4.15 Employees and Consultants.

(a) Employees and Contracts. No employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. Seller has no Knowledge that any officer, director, employee or consultant of Seller (each, a “Contractor” and collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any Contractor. The Offerees constitute all of the Contractors necessary for Buyer to continue the operations of the Business as it had been prior to the Closing Date. As of one month from the Closing Date and subject to the terms and conditions of Section 7.10, Seller shall have (i) terminated all of its Contractors (except for Barbara Sosnowski, Mark McCutchen, and the Offerees who accept the Offer Letters, each of whom will have terminated their employment with Seller and have become employees of Buyer or Parent as of the Closing Date), and (ii) fully paid and discharged any and all of the Contractor Obligations.

(b) Compensation. Section 4.15(b) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all: (i) employees of Seller, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, benefits, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise); (ii) individuals who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors;” (iii) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Contractor since the Interim Balance Sheet Date; (iv) increases in any employee’s wage or salary since the Interim Balance Sheet Date; and (v) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. No employee of Seller is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c) Disputes. There are no grievances, complaints, charges, claims, disputes or controversies pending or, to Seller’s Knowledge, threatened involving any employee or group of employees. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(d) Compliance with Legal Requirements. Seller has complied with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Seller has no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.

(e) Unions. Seller has no collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to Seller’s Knowledge, threatened with respect to Seller.

4.16 Seller Benefit Plans. Seller has maintained and funded all of its employee benefit plans (collectively, the “Seller Benefit Plans”) in accordance with their terms and all applicable laws. Neither Seller nor any member of the controlled group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Seller Benefit Plans will obligate Buyer to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.

4.17 Compliance with Laws; Governmental Approvals. Except as described in Schedule 4.17, Seller is not now, and during the past five years has not been, in conflict with, in default of, or in breach or in violation of any Legal Requirement applicable to Seller, or by which any property or asset of Seller is bound or affected. Seller is in possession of all Governmental Approvals necessary for Seller to own, lease and operate its properties or to carry on the Business as it is now being conducted, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect. No suspension or cancellation of any Governmental Approvals is pending or, to Seller’s Knowledge, threatened, and except for those Governmental Approvals set forth in Section 4.17 of the Seller Disclosure Schedule, no other Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents.

4.18 Litigation. There is no Proceeding pending or threatened against or affecting Seller, or any property or asset of Seller. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Neither Seller nor any property or asset of Seller is subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction or would have a Material Adverse Effect.

4.19 Environmental Matters. Except as set forth in Section 4.19 of the Seller Disclosure Schedule: (a) Seller has no Liability under, nor has Seller ever violated in any respect,

any Environmental Law (as defined below); (b) any property owned, operated, leased or used by Seller and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws; (c) Seller has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (d) Seller does not have any Knowledge that any of the items enumerated in subsection (c) of this paragraph will be forthcoming.

4.20 Taxes.

(a) Except as otherwise described in Schedule 4.20(a), Seller has timely filed all Tax Returns relating to the Business (including for purposes of this Section 4.20, without limitation, the acquisition, ownership and use of the Purchased Assets) that it is required to have filed. All such Tax Returns are true, correct and complete in all material respects. All Taxes required to have been paid by the Seller (whether or not shown to be payable on such Tax Returns or on subsequent assessments with respect thereto) have been paid in full on a timely basis. Seller does not have any Liabilities for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Interim Balance Sheet, or incurred in the Ordinary Course of Business or in connection with the purchase and sale under this Agreement since the date of the Interim Balance Sheet.

(b) Seller has complied in all respects with all applicable laws, rules and regulations relating to withholding Taxes and information reporting, and, within the time and in the manner prescribed by law, Seller has withheld from employee wages and other payments and paid over to the proper Governmental Authorities all amounts required to have been so withheld and paid over all Taxes (whether or not relating to the Business) all amounts required to have been so withheld and paid over in connection with amounts paid or owing by Seller to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There are no liens for Taxes on the Purchased Assets, other than liens for Taxes not yet due and payable.

(d) Except as otherwise described in Schedule 4.20(d), no audit or other proceeding concerning any Tax Return or Tax Liability relating to the Business is currently pending or, to the Seller’s Knowledge, threatened. There are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Seller with respect to the Business by any Governmental Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. No issue has been raised by any Governmental Authority with respect to Taxes of the Seller concerning the Business in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period relating to the Business. No claim has ever been made in writing, or, to the Seller’s Knowledge, otherwise, by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns relating to the Business that Seller is or may be subject to taxation by that jurisdiction with respect to the Business.

(e) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Seller is not a party to any contract or agreement that will have continuing effect after the Closing Date and is an Assumed Liability that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment within the meaning of Section 280G of the Code.

(g) Seller, in connection with the Business, (i) is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, (ii) does not own any interest in an entity which constitutes a Purchased Asset (or which owns a Purchased Asset) that is either is treated as an entity disregarded as separate from its owner for federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(h) The transactions set forth in this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code (back-up withholding) or of any other provision of Law.

(i) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

4.22 Fraudulent Conveyance; Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Seller is not now insolvent and will not be rendered insolvent by the Transaction. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of Article 2.1 and 2.2 of this Transaction: (a) Seller will be able to pay its Liabilities as they become due in the usual course of business; (b) Seller will have sufficient capital to conduct its present or proposed business; (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for monetary damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.23 Transactions with Affiliates. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between Seller, on the one hand, and any of the directors, officers or other Affiliates of Seller, on the other hand.

4.24 Product Liabilities. Seller has not had nor does Seller have any Liability (and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchased Assets developed, tested, distributed, manufactured, sold or delivered by Seller.

4.25 Permits. Section 4.26 of the Seller Disclosure Schedule lists all material permits, registrations, authorizations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) obtained by Seller from any third party, including, without limitation, any industry standards association or Governmental Authority. Each Approval is validly held by Seller and is in full force and effect, and Seller is operating in compliance therewith. Except for the Approvals, none of the Purchased Assets have been marketed, advertised, sold or distributed as having or meeting any other certification, standard or approval. None of the Approvals are subject to termination as a result of the execution of this Agreement by Seller or the consummation of the Transactions, and, to Seller’s Knowledge, Buyer will not be required to obtain any further Approvals to continue the conduct of Seller’s operations after the Closing.

4.26 Bulk Sales. There are no “bulk sales” Legal Requirements applicable to the Transaction.

4.27 Foreign Corrupt Practices Act.

(a) During the five (5)-year period prior to the Closing Date, Seller has not (nor, to Seller’s Knowledge, has any director, officer, agent, or employee of Seller nor any other Person, acting on behalf of Seller) directly or indirectly in respect of the Business: (i) used any of Seller’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Seller’s funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; (iv) established or maintained any unlawful or unrecorded fund of Seller’s monies or other assets; (v) made any false or fictitious entry on the books or records of Seller; or (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Seller, or to pay for favorable treatment for business secured or for special concessions already obtained for Seller.

(b) Seller and, to Seller’s Knowledge, its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of any amount permitted by law to: (i) any Person who is an official, officer, agent, employee or representative of any

Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promises, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(c) Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business. Each transaction is properly and accurately recorded on the Books and Records of Seller, and each document upon which entries in Seller’s Books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

4.28 Regulatory Authorities. Seller: (i) is and at all times has been in substantial compliance with all statutes, rules, regulations, ordinances, orders, decrees and guidances applicable to the ownership, testing, development, manufacture, packaging, processing, inspecting, handling, installing, servicing, recordkeeping, use (including instructing and training users), distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by Seller (“Applicable Regulatory Laws”); (ii) has not received any notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any Applicable Regulatory Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Regulatory Laws (“Regulatory Authorizations”); (iii) possesses all necessary Regulatory Authorizations, such Regulatory Authorizations are valid and in full force and effect and Seller is not in violation of any term of any such Regulatory Authorizations; (iv) has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority or third party alleging that any company operation or activity is in violation of any Applicable Regulatory Law or Regulatory Authorization and has no Knowledge or reason to believe that any such Governmental Authority or third party is considering any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action; (v) has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Regulatory Authorizations and has no Knowledge or reason to believe that any such Governmental Authority is considering such action; (vi) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Regulatory Law or Regulatory Authorization and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (vii) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to an alleged lack of safety or efficacy of any product, any alleged product defect, or violation of any Applicable Regulatory Law or Regulatory Authorization;

Seller is not aware of any facts that would cause Seller to initiate any such notice or action; and Seller does not have any Knowledge or reason to believe that any Governmental Authority or third party intends to initiate any such notice or action.

4.29 Compliance with Health Care Laws. Seller is not in material violation of any Health Care Law. For purposes of this Agreement, “Health Care Laws” means (i) all applicable federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vi) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; and (vii) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time.

4.30 Full Disclosure. No statement (including, without limitation, the representations, warranties and covenants) by Seller contained in this Agreement, the Seller Disclosure Schedule, the exhibits and schedules attached hereto, the Transaction Documents, and any document, written statement or certificate furnished to Buyer and its Representatives by Seller pursuant hereto or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in the corresponding sections of the disclosure schedules of Buyer and Parent delivered to Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedules”) (provided, that if any fact or item disclosed in any section of the Buyer Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Buyer and Parent hereby represent and warrant to Seller that, as of the Effective Date (and, to the extent that the Closing does not occur on the Effective Date, as of the Closing Date):

5.1 Organization and Good Standing. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Buyer is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

5.2 Authority. Each of Parent and Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by each of Parent and Buyer of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Parent and Buyer, respectively, is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by each of Parent and Buyer. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of each of Parent and Buyer, enforceable against Parent and Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

5.3 No Conflicts; Required Consents. No Consents other than those set forth in Section 5.3 of the Buyer Disclosure Schedule are required with respect to the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transaction by Parent and Buyer. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Buyer do not and will not, with or without notice or lapse of time:

(a) conflict with or violate the Certificate of Incorporation or bylaws or equivalent organizational documents of Parent or Buyer;

(b) conflict with or violate any Legal Requirement applicable to Parent or Buyer or by which any property or asset of Parent or Buyer is bound or affected, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect;

(c) assuming the Consents listed in Section 5.3 of the Buyer Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent or Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except where the existence of such breach, default or right or the creation of such Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect;

(d) violate or conflict with any other material restriction of any kind or character to which Parent or Buyer is subject, except where the existence of such violation or conflict would not, individually or in the aggregate, have a Material Adverse Effect; or

(e) require Parent or Buyer to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or Buyer.

ARTICLE 6. [RESERVED.]

ARTICLE 7. COVENANTS

7.1 Access to Information. On and after the Effective Date, Seller shall: (a) give Buyer and its Representatives full access to Seller’s buildings, offices, and other facilities, to Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), and to all its books and records, whether located on their premises or at another location, including, without limitation, any and all books and records relating to the Federal Grant; (b) permit Buyer to make such inspections as it may require; (c) cause its officers to furnish Buyer with such financial, operating, technical and product data and other information with respect to the Business and the assets of Seller as it from time to time may request, including financial statements and schedules required to be included in any report filed by Buyer pursuant to the Exchange Act; (d) allow Buyer the opportunity to interview Seller’s employees and other personnel and Affiliates; and (e) assist and cooperate with Buyer in the development of integration plans for implementation by Buyer following the Closing; provided, that no investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by Seller or Buyer herein.

7.2 Expenses. All fees and expenses incurred in connection with the Transaction including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent and Buyer agree to reimburse Seller for any reasonable audit fees and audit expenses incurred at the specific request of Parent in connection with the audit of Seller in connection with the Closing, in an aggregate amount not to exceed Twenty Thousand Dollars ($20,000).

7.3 Confidentiality. On and after the Effective Date, Seller will, and will cause its Representatives to, hold in strict confidence, and not disclose to any third party, without the prior written consent of Buyer, all confidential information received by it in connection with the Transaction, except as may be required by applicable Legal Requirements or as otherwise contemplated herein.

7.4 Non-Disparagement. On and after the Effective Date, Seller will not (and will cause its Representatives not to): (a) make any negative statement or communication regarding the Business, Parent or Buyer or any of their respective Representatives or Contractors with the intent to harm the Business, Parent or Buyer; or (b) make any derogatory or disparaging statement or communication regarding the Business, Parent or Buyer or any of their respective Representatives or Contractors.

7.5 Employees.

(a) Hired Contractors. As of the Closing Date, Parent or Buyer will have extend offers of employment pursuant to the terms and conditions of the Offer Letters to the Offerees. Offerees who, on or immediately after the Closing Date, accept Parent or Buyer’s offer of employment and become employees of Parent or Buyer shall be referred to herein as the “Hired Contractors.” Seller acknowledges that (i) to the fullest extent permitted by Law, Parent and Buyer will have no obligation to offer employment to any individual who is not a Hired Contractor and (ii) it is possible that certain Offerees will not accept Parent’s or Buyer’s offer of employment, and Seller agrees that Parent and Buyer shall have no Liability (except as contemplated in Section 1.3) whatsoever with respect to any Offeree who is offered employment but who does not become a Hired Contractor. Parent and Buyer shall not assume any Liability whatsoever and Seller shall retain, bear and discharge all Liabilities with respect to all current and former Contractors who do not become Hired Contractors. Seller shall (i) use its commercially reasonable efforts to encourage Offerees to accept employment or a consulting position with Buyer and (ii) assist Buyer in employing or engaging Offerees.

(b) Workers’ Compensation. Parent and Buyer shall have no Liability whatsoever and Seller shall retain, bear and discharge all Liabilities (whether absolute, contingent or otherwise) relating to workers’ compensation claims made by any (i) Hired Contractor filed or presented before the Closing Date, (ii) Hired Contractor filed or presented after the Closing Date but relating to claims and/or injuries arising before the Closing Date and (iii) current or former Contractor of Seller who does not become a Hired Contractor.

(c) Mutual Cooperation. Seller shall provide promptly to Buyer, at Buyer’s request, and to the extent legally permissible, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Offerees or relating to the service of the Offerees with Seller prior to the Closing Date. Seller, Parent and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 7.9.

7.6 Bulk Sales Law Waiver. Subject to Section 10.2, each party hereto agrees to waive compliance by the other with any applicable bulk sales Legal Requirements in connection with the Transaction.

7.7 Financial Statements.

(a) From and after the Closing and subject to Buyer’s reimbursement of certain audit fees in accordance with Section 7.1, Seller shall assist Buyer in preparing and delivering to Parent and Buyer, or causing to be prepared and delivered to Parent and Buyer, the historical financial information of the Business which Parent reasonably determines is required to be audited and filed by Parent with the SEC pursuant to Item 9 of the Current Report on Form 8-K as contemplated by the Exchange Act, and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Parent by the SEC with respect to the scope of financial information required to be filed (the “Historical Financial Information”). Seller shall use best efforts to ensure that the Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated. Seller will also cooperate in all reasonable respects with Parent’s auditors (the “Audit

Accountants”) in connection with this audit of the Historical Financial Information, including, without limitation, the preparation, execution and delivery of management representation letters by Seller’s Contractors reasonably necessary to complete such audit.

(b) Subject to Buyer’s reimbursement of certain audit fees in accordance with Section 7.1, Seller will cooperate in all reasonable respects with Parent in Parent’s preparation of the pro forma financial information relating to the acquisition of the Business to the extent Parent reasonably determines such pro forma financial information is required to be filed by Parent with the SEC pursuant to Item 9 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Information,” and together with the Historical Financial Information, the “Required Information”), including, without limitation, providing such financial and other information, records and documents relating to the Business as may be necessary to prepare such Pro Forma Information, providing access to such of Seller’s personnel, advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with Parent’s reasonable requests in order to facilitate such preparation.

(c) The parties acknowledge that any Parent filings under the Securities Act that require the Required Information also necessitate timely cooperation, including, without limitation, cooperation in the performance of incremental audit procedures necessary, by Seller to facilitate the execution and filing of an accountant’s consent. Seller covenants and agrees to promptly cooperate from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to facilitate the Audit Accountant’s performance of such procedures.

7.8 Pre-Clinical Research Grant.

(a) The parties acknowledge and agree that (i) except for the Pre-Closing Federal Grant Receivables, the Seller is assigning to Buyer all right, title and interest in and to Seller’s pre-clinical federal research grant relating to the study of cardiovascular angiogenesis (the “Federal Grant”), and that Buyer shall have the sole and exclusive right to direct, control, and manage the Federal Grant and all communications to third parties related thereto, and (ii) Seller shall provide reasonable access to its Representatives and any and all Excluded Assets in furtherance of Buyer’s performance under the Federal Grant. The parties acknowledge and agree that any services performed (and related Confidential Information and other work product) by Barbara Sosnowski and Mark McCutchen in furtherance of this Section, together with any Patent Rights and any other Intellectual Property Rights therein, shall be deemed Purchased Assets for purposes of this Agreement.

(b) On and after the Closing, each of Seller, Barbara Sosnowski and Mark McCutchen shall use reasonable efforts to fully transfer the Federal Grant to Buyer, including, without limitation, any and all future grant funds and funding commitments existing or arising prior to, on and after the Closing. Upon Seller’s transfer of the Federal Grant to Buyer and upon Buyer’s or Parent’s request, each of Seller, Barbara Sosnowski and Mark McCutchen shall use reasonable efforts to amend the scope as requested by Buyer or Parent of the Federal Grant to facilitate the evaluation of cardiovascular angiogenesis and myocardial repair and restoration based on Buyer and/or Parent’s AdIGF-1 growth factor technology. Prior to the full transfer of the Federal Grant from Seller to Buyer, then each of Seller, Seller’s key personnel, Barbara Sosnowski and Mark McCutchen shall use reasonable efforts to perform (and arrange for the work under the Federal Grant to be performed) in a manner that is designed to be useful for potential application of relevant technologies as determined in Buyer’s sole discretion.

7.9 Excluded Patent Rights. Seller and its Affiliates hereby grant to Buyer the non-exclusive, royalty-free, worldwide license (with the right to grant sublicenses to Affiliates, collaborators, strategic partners and joint venturers) under the Excluded Patent Rights for all applications relating to cardiovascular diseases, states or conditions or wound healing; provided, however, that the foregoing license will terminate only in the event that the Closing Date Assets are returned to Seller pursuant to Sections 2.2 or 2.4. Each of Seller, Barbara Sosnowski and Mark McCutchen acknowledges and agrees that the covenants, terms and conditions set forth in this Section 7.9 shall survive the Closing, notwithstanding anything in this Agreement to the contrary.

7.10 Restrictions on Seller Dissolution and Other Actions. Seller shall not liquidate, dissolve, make any distribution of the proceeds received pursuant to this Agreement, or enter into any proceeding relating to bankruptcy, insolvency, liquidation or dissolution until the lapse of more than twelve (12) months after the Closing Date (the “12 Month Period”). Schedule 7.10 sets forth a list of outstanding Liabilities as of as of the Closing Date, and at all times during the 12 Month Period Seller shall: (a) apply the purchase price proceeds received hereunder to promptly satisfy and discharge at least one-half of the aggregate dollar amount of Liabilities existing as of the Closing Date, and satisfy and discharge the remaining aggregate dollar amount of such Liabilities promptly upon Seller’s receipt of the Milestone Payment; (b) except as otherwise provided in the foregoing subsection (a), promptly pay its Liabilities as they become due; (c) maintain sufficient capital with which to continue its proposed operations; and (d) maintain assets (calculated at fair market value) that exceed its Liabilities, except as otherwise specifically noted in Schedule 7.10. The parties acknowledge and agree that Barbara Sosnowski and Mark McCutchen may provide reasonable assistance to Seller in furtherance of the winding up and dissolution of Seller in the manner specifically identified in Schedule 7.10, and (i) up to a maximum of Twenty (20) hours per month between the Closing Date and Two (2) months following the Closing Date and (ii) up to a maximum of Two (2) hours per month for Three (3) months thereafter; provided that such services would be subject to such individual’s fiduciary duties and contractual obligations to Buyer and the Parent, and provided further that neither Barbara Sosnowski and Mark McCutchen may serve as an officer or director of Seller or Selective Genetics after the Closing Date.

ARTICLE 8. [RESERVED.]

ARTICLE 9. TERMINATION

9.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller if the other party is in breach of any provision of this Agreement, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(c) by either Buyer or Seller if the Closing has not occurred on or prior to August 19, 2006 (the “Outside Closing Date”) for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date.

9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 9 and Sections 7.2, 7.3 and Article 11; provided, that such termination shall not release either party from any Liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 10. INDEMNIFICATION

10.1 Survival of Representations and Warranties. All representations, warranties and covenants of Seller in this Agreement or any other Transaction Document shall survive three (3) years post the Closing; provided, however, that the representations and warranties set forth in Sections 4.11, 4.13 and 4.20 shall survive the Closing until thirty (30) days following the expiration of the applicable statutes of limitation. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by Buyer.

10.2 Indemnification Obligation. Subject to the limitations set forth in this Article 10, Seller (the “Indemnitor”) shall indemnify, defend and hold harmless Parent, Buyer and their respective Representatives (collectively, the “Indemnitee”) from and against any and all Damages arising out of, relating to or resulting from: (a) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Document; (b) fraud or an intentional misrepresentation by Seller of any of their representations or warranties in this Agreement, any Transaction Document, or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement; (c) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Document; (d) any Excluded Asset or Excluded Liability; (e) the ownership or operation of Seller prior to the Closing; (f) any claims or obligations (including without limitation, claims for personal injury, death or property damage) relating to, resulting from or in connection with any products that are sold by Seller prior the Closing; (g) any judgment, claim, arbitral award or settlement in connection with any disputing stockholder of Seller relating to the consummation of the Transaction; (h) any and all Taxes (or the nonpayment thereof) of Seller; (i) any and all Taxes of any Person (other than Seller) imposed on Parent or Buyer which relate to an event or transaction occurring before the Closing or in connection with the Closing imposed on Buyer or Parent; (j) the approval of this Agreement by Seller and its Board of Directors and stockholders; (k) Seller’s approval, performance and obligations of and under the Prior

Agreements; and/or (l) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction for the period of time specified in Section 10.1. Nothing in this Section 10.2 shall be construed to mean that Seller’s officers and directors will held personally liable for any Damages hereunder.

10.3 Procedures for Indemnification.

(a) The Indemnitee shall give written notice (the “Indemnification Notice”) of any Damages or the commencement of any Proceeding by a third party with respect to any matter referred to in Section 10.2 thereof to the Indemnitor, which Indemnification Notice shall include a description of the Damages or Proceeding, the amount thereof (if known and quantifiable) and the basis for the Damages or Proceeding; provided, that failure of the Indemnitee to give the Indemnification Notice as provided herein shall not relieve the Indemnitor of its obligations hereunder.

(b) If the Indemnitor does not object to the Damages within twenty (20) Business Days of Indemnitee’s delivery of the Indemnification Notice to Indemnitor, after Indemnitee’s delivery of a written notice of cancellation (the “Cancellation Notice”) to the Indemnitor, Indemnitor shall pay the aggregate amount of Damages set forth in the Indemnification Notice within five (5) Business Days of Indemnitee’s delivery of the Cancellation Notice. Indemnitor may object to the claim on the Indemnification Notice by delivery to Indemnitee of such objection in writing within twenty (20) Business Days of Indemnitee’s delivery of the Indemnification Notice to Indemnitor. In case Indemnitor shall so object in writing to any claim or claims by Indemnitee made in any Indemnification Notice, Indemnitee shall have thirty (30) days after receipt of such objection to respond in a written statement that describes the nature of such objection and/or Indemnitor’s assessment of the amount of the Damages. If after such thirty (30) day period there remains a dispute as to any claims, Indemnitee and Indemnitor shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If no agreement can be reached after good faith negotiation between the parties pursuant to this Section, then the parties shall subject such dispute to the dispute resolution procedures set forth in Section 11.13.

(c) Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if: (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (E) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; (F) upon petition by the Indemnitee, the appropriate court or arbitral rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (G) the Indemnitee reasonably believes that the Damages relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Article 10; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice. Notwithstanding anything to the contrary contained in this Agreement or otherwise, neither Seller nor Buyer shall be responsible for any special, incidental, punitive or consequential Damages (including Damages for lost profits).

10.4 Right to Indemnification. Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify Parent and Buyer under this Article 10 unless the aggregate of all Damages to Parent and Buyer collectively exceed Twenty-Five Thousand Dollars ($25,000) (the “Seller’s Basket”), in which case Parent and Buyer shall be entitled to recover all Damages, including the amount equal to the Seller’s Basket; provided, however, that the Seller’s Basket shall not apply to any Damages relating to Taxes. The maximum aggregate liability of Seller for indemnification payable under this Agreement shall not exceed the payments and consideration that Seller is entitled to receive from Buyer in accordance with terms and conditions of this Agreement, including, without limitation, the closing cash payment of $1,000,000 (minus any Liabilities that Seller identifies in Schedule 7.10 as being satisfied and discharged with such closing cash payment on the Closing Date), the Milestone Payment, the royalties payable to Seller pursuant to Section 2.3 of this Agreement and the Warrant(s) (or other consideration) issuable to Seller pursuant to Section 2.4 of this Agreement; provided, however, that nothing shall limit Buyer or Parent’s respective rights to a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants and obligations of the Indemnitor contained herein will not be affected by any investigation or diligence conducted by the Indemnitee with respect to, or any knowledge acquired (or capable of being acquired) by the Indemnitor, at any time whether before or after the executed and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified. In no event shall any Tax benefit obtained or obtainable by the Indemnitee be taken into account in determining the amount of Damages, and all Damages shall be increased to take account of any Tax cost incurred by the Indemnitee arising from receipt or accrual of indemnity payments (grossed up for such increase).

10.5 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other rights, or seeking any other remedies, against the other party, including, without limitation, Buyer and Parent’s right to reduce or terminate its obligations to pay the Milestone Payment or issue any Warrant(s) pursuant to this Agreement as an offset any Damages incurred by Buyer and/or Parent.

10.6 Allocation of Taxes to the Pre-Closing Period. For purposes of determining under this Agreement whether a Tax Liability shall be assigned to a Pre-Closing Period or a Post-Closing Period, the following principles shall apply.

(a) In the case of Taxes arising in a taxable period relating to the Business that includes, but does not end on, the Closing Date, except as provided in paragraph (b) below, the allocation of such Taxes between a Pre-Closing Period and a Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(b) In the case of any Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, for purposes of this Agreement the portion of such Tax which relates to the Pre-Closing Period included in such taxable period shall (i) except as provided in (ii) and (iii) below, to the extent feasible, be determined on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) in the case of any Taxes that are periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, other than Taxes based upon or related to income or receipts, or franchise Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Seller.

(c) The party paying any Tax for a period that includes but does not end on the Closing Date shall be entitled to payment from the other party with respect to the Taxes allocated to that other party under Section 10.6. Such payment shall be made in cash within ten

(10) days of a written demand therefor, which demand shall not be made more than fifteen (15) days prior to the due date of such Tax.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered personally or by telecopy, (b) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (c) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Parent or Buyer:	Cardium Therapeutics, Inc.
3611 Valley Center Drive, Suite 525
San Diego, California 92130
Attention: Chief Business Officer
and General Counsel
Telephone No.: (858) 436-1000
Facsimile No.: (858) 436-1011
With a copy, which shall not constitute notice, given in the manner prescribed above, to:
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California, 92130-2040
Attn: John A. de Groot, Esq.
Telephone No.: (858) 720-5100
Facsimile No.: (858) 720-5125

If to Seller:	Perkins Coie LLP
1201 Third Avenue Suite 4800
Seattle, WA 98101-3099
Attention: James R. Lisbacken
Telephone No.: (206) 359-8660
Facsimile No.: (206) 359-9000

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this Section.

11.3 Governing Law; Dispute Resolution. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) or any similar successor provision, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. If a dispute arises between any of the parties relating to the interpretation or performance of this Agreement, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a single arbitrator selected by Buyer and reasonably acceptable by Seller, with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in accordance with Section 11.13. The arbitrator must be knowledgeable in the subject matter at issue in the dispute. The arbitrator shall make his or her decision in accordance with the terms of this Agreement and applicable law. Each party shall bear its own costs and legal fees associated with such arbitration. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in a court of competent jurisdiction in accordance with Section 11.13 at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement shall survive the expiration of this Agreement for any reason. The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

11.4 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5 Assignments Prohibited; Successors and Assigns. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Buyer in its sole discretion; provided, however, that Seller may (i) effect a reorganization solely to change its corporate form from a corporation to a limited liability company or (ii) with Buyer’s prior written consent (which consent shall not be withheld unreasonably) assign this Agreement to a successor-in-interest that fully assumes all rights and obligations under this Agreement. Any purported assignment or other disposition by Seller, except as permitted herein, shall be null and void. Buyer may assign all or any portion of this Agreement without Seller’s prior written consent to an assignee that fully assumes all rights and obligations under this Agreement.

11.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

11.7 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

11.8 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.9 Entire Agreement. This Agreement and the Transaction Documents collectively contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including the Term Sheet, dated as of July 5, 2006, between the parties. The parties intend that this Agreement, together with the Transaction Documents referred to above, be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.10 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

11.11 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties are sophisticated and have been represented by lawyers throughout this Transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

11.12 Expenses of the Parties. Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

11.13 Jurisdiction. Subject to Section 11.3, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of California, County of San Diego, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of California. Subject to Section 11.3, each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.14 Recovery of Fees by Prevailing Party. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

11.15 Further Assurances. Seller agrees to (a) furnish upon request to Parent and Buyer such further information, (b) execute and deliver to Parent and Buyer such other documents, including, without limitation, any documents to the FDA, the U.S. Patent and Trademark Office and other Governmental Authorities necessary to effectuate the consummation of the transactions contemplated hereby and (c) do such other acts and things, all Parent and Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

11.16 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.17 Confidentiality. Except as otherwise set forth herein, Seller acknowledges that the Transaction is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law. Seller shall not make any public disclosure of the terms of this Agreement, except as required by law or as otherwise expressly permitted herein.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the Effective Date.

“Seller”
Tissue Repair Company, a Delaware corporation

By:	/s/ Barbara Sosnowski

Name:	Barbara Sosnowski

Title:	President

“Buyer”
Cardium Biologics, Inc, a Delaware corporation

By:	/s/ Tyler Dylan

Name:	Tyler Dylan

Title:	Chief Business Officer

“Parent”
Cardium Therapeutics, Inc.

By:	/s/ Tyler Dylan

Name:	Tyler Dylan

Title:	Chief Business Officer

Acknowledged and agreed as to Sections 7.8 and 7.9

Barbara Sosnowski

By:	/s/ Barbara Sosnowski

Mark McCutchen

By:	/s/ Mark McCutchen

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

“12 Month Period” shall have the meaning specified in Section 7.10.

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or holder of five percent (5%) or more of the outstanding equity interests of Seller or any corporation, partnership, trust or other entity in which Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as amended from time to time.

“Allocation Schedule” shall have the meaning specified in Section 2.6(a).

“Allocation Statement” shall have the meaning specified in Section 2.6(a).

“Applicable Regulatory Laws” shall have the meaning specified in Section 4.29.

“Approvals” shall have the meaning specified in Section 4.26.

“Assignment and Assumption” shall have the meaning specified in Section 3.4(a).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Audit Accountants” shall have the meaning specified in Section 7.7(a).

“Books and Records” shall have the meaning specified in Section 1.1(l).

“Business” shall have the meaning set forth in the first Recital.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning specified in Article 5.

“Cancellation Notice” shall have the meaning specified in Section 10.3(b).

“Closing” shall have the meaning specified in Section 3.1.

i

“Closing Date” shall have the meaning specified in Section 3.1.

“Closing Date Assets” shall have the meaning specified in Section 2.2(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean Parent’s common stock, par value $0.0001 per share.

“Confidential Information” shall mean all Know-How Rights and other confidential and/or proprietary information of a Person, including, without limitation, (i) information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives or consultants and (ii) all of the foregoing items in subsection (i) that Seller assigns to Buyer pursuant to this Agreement (notwithstanding the fact that Seller was aware of such confidential information before any such disclosure to Parent or Buyer).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Contractor Obligations” shall have the meaning specified in Section 1.4(g).

“Contractors” shall have the meaning specified in Section 4.15(a).

“Copyright Assignment” shall have the meaning specified in Section 3.2(b).

“Copyrights” shall mean all copyrights (whether registered or not), applications therefor, moral rights and other rights associated with original works of authorship (whether by statute, common law or otherwise).

“Damages” shall mean and include any loss (including diminution in value), damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature (including reasonable attorneys’ fees in accordance with Section 11.14).

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Deposits and Advances” shall have the meaning specified in Section 1.1(h).

“Diligence Failure Event” shall have the meaning specified in Section 2.4.

“Domain Name” shall mean www.tissuerepaircompany.com, www.t-r-co.com and any other domain names relating to the Business.

“Domain Name Assignment” shall have the meaning specified in Section 3.2(b).

“Effective Date” shall have the meaning specified in the Preamble.

“Employment Agreements” shall have the meaning specified in Section 3.2(k).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Law” shall mean any environmental or health or safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state or local level, whether existing as of the Effective Date, previously enforced, or subsequently enacted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excellarate” shall mean Adenovirus Vector Encoding Human PDGF-B Gene Embedded in Bovine Type 1 Collagen Matrix as described in BB-IND-10360 (U.S. FDA).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liabilities” shall have the meaning specified in Section 1.4.

“Excluded Patent Rights” shall mean (a) the patents and patent applications listed on Schedule 1.1(g), (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clause (a) or the patent applications that resulted in the patents described in clause (a), and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

“FDA” means the U.S. Food and Drug Administration.

“Federal Grant” shall have the meaning specified in Section 7.8.

“Financial Statements” shall have the meaning specified in Section 4.5(a).

“First Commercial Sale” shall mean, with respect to any country, the first sale of Excellarate after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

“First Milestone Payment Date” shall have the meaning specified in Section 2.2(a).

“GAM” shall have the meaning specified in the Recitals.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation, the FDA; or (b) right under any Contract with any Governmental Authority, including, without limitation, the FDA.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), including, without limitation, the FDA; (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Hired Contractors” shall have the meaning specified in Section 7.5(a).

“Historical Financial Information” shall have the meaning specified in Section 7.7(a).

“Indemnification Determination Date” shall mean the date that the final amount of the Damages are determined by the parties or a court of competent jurisdiction pursuant to the indemnification procedures set forth in Section 10.3.

“Indemnification Notice” shall have the meaning specified in Section 10.3(a).

“Indemnitee” shall have the meaning specified in Section 10.2.

“Indemnitor” shall have the meaning specified in Section 10.2.

“Independent Accounting Firm” shall mean an independent accounting firm of international reputation mutually acceptable to Buyer and Seller.

“Insurance Policies” shall have the meaning specified in Section 4.10.

“Intellectual Property Rights” shall mean all of the following in any country: (a) Patent Rights, Know-How Rights, Copyrights, Trademark Rights domain name registrations, moral rights and other intellectual property rights; and (b) the right (whether at law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

“Interest Rate” shall mean the prime rate as published in the Wall Street Journal.

“Interim Balance Sheet” shall have the meaning specified in Section 4.5(a).

“Interim Balance Sheet Date” shall have the meaning specified in Section 4.5(a).

“IRS” means the Internal Revenue Service.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting after due and diligent inquiry concerning the truth or existence of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if Barbara Sosnowski, Mark McCutchen, Robert Abbott, Jeff Miller or any of its other directors, officers or employees with the authority to establish policy for Seller actually has knowledge of or should have been able to obtain knowledge of such fact or other matter after due and diligent inquiry of Seller’s employees, Representatives, advisors, attorneys and accountants.

“Know-How Rights” means all trade secret rights and other know-how rights (whether at law, in equity or otherwise).

“Leased Real Property” shall have the meaning set forth in Section 1.1(e).

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict,

v

decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(c).

“Material Adverse Effect” means:

(a) with respect to Parent or Buyer, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to prevent or materially delay consummation of the Transaction or otherwise to prevent Parent or Buyer or its respective subsidiaries from performing its obligations under this Agreement; and

(b) with respect to Seller, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), Liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Seller or the Business or (ii) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing its obligations under this Agreement.

“Material Contracts” shall have the meaning specified in Section 4.9.

“Material Supplier” shall have the meaning specified in Section 4.14(a).

“Matrigen” shall mean Matrigen, Inc.

“Milestone Payment” shall have the meaning specified in Section 2.2.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Net Sales” shall mean the gross sales price of Excellarate invoiced by Buyer, its licensees or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users) less, to the extent actually paid or accrued by such party, (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned product; (b) freight and insurance costs incurred in transporting product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such product to such customers; (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such product to such customers; and (f) a reasonable allowance determined by Buyer in accordance with generally accepted accounting principles for bad debts.

“Noncompetition Agreement” shall have the meaning specified in Section 3.2(i).

“Non-Excellarate Assets” shall mean those assets that are not applicable to Excellarate and are specifically identified and listed in Schedule 4.11(c).

“Offer Letters” shall have the meaning specified in Section 3.2(j).

“Offerees” shall have the meaning specified in Section 3.2(j).

“Other Books and Records” shall have the meaning specified in Section 1.1(l).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Ordinary Course of Business” shall describe any action taken by a party if: (a) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such party’s stockholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such party’s business.

“Outside Closing Date” shall have meaning specified in Section 9.1(c).

“Parent” shall have the meaning specified in the Preamble.

“Patent Assignment” shall have the meaning specified in Section 3.2(b).

“Patent Rights” means all issued patents and pending patent applications (including without limitation utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” shall have the meaning specified in Section 1.1(d).

“Personal Property Leases” shall have the meaning specified in Section 1.1(f).

“Phase 2 Clinical Trial” shall mean a human clinical trial in the United States that is intended to initially evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b).

“Post-Closing Contracts” shall collectively refer to Seller’s third-party agreements with Scios Nova Inc. and Takeda Chemical Industries, Ltd.

“Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any Tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.

“Pre-Closing Federal Grant Receivables” shall have the meaning specified in Section 1.2(g).

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Prior Agreements” shall have the meaning specified in Section 1.4(p).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Product-related Limitation” shall have the meaning specified in Section 2.4(c).

“Pro Forma Information” shall have the meaning specified in Section 7.7(b).

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Real Property Leases” shall have the meaning specified in Section 1.1(e).

“Receivables” shall have the meaning specified in Section 1.1(a).

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patent Rights, including applications therefor; (b) registered Trademarks Rights, applications to register Trademark Rights, including intent-to-use applications, or other registrations or applications related to Trademark Rights; (c) Copyright registrations and applications to register

Copyrights; and (d) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Regulatory Authorizations” shall have the meaning specified in Section 4.29.

“Reimbursable Development Costs” shall mean fifty percent (50%) of the fully-burdened internal costs to, and the out-of pocket costs paid to third parties by, Buyer, its licensees or their respective Affiliates in connection with the development and regulatory approval of Excellarate after the Closing Date.

“Releases” shall have the meaning specified in Section 3.2(g).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, stockholders, stockholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Required Information” shall have the meaning specified in Section 7.7(b).

“Restricted Asset” shall have the meaning specified in Section 1.5(a).

“Royalty Payout” shall have the meaning specified in Section 2.3(g).

“Royalty Term” shall mean, with respect to each country, the term for which a Valid Claim remains in effect and would be infringed by the use, offer for sale, sale or import of Excellarate in such country.

“Royalty Termination Trigger” shall have the meaning specified in Section 2.3(g).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selective Genetics” shall mean Selective Genetics, Inc., which was formerly known as Prizm Pharmaceuticals, Inc.

“Seller” shall have the meaning set forth in the Preamble; provided, however, that for purposes of Section 4.13, “Seller” shall mean Tissue Repair Company and all predecessors in interest to the Purchased Assets, including, without limitation, Prizm Pharmaceuticals, Inc., Prizm Acquisition Corporation and Selective Genetics.

“Seller Benefit Plans” shall have the meaning specified in Section 4.16.

“Seller Claims” shall have the meaning specified in Section 1.1(k).

“Seller Contracts” shall have the meaning specified in Section 1.1(i).

“Seller Disclosure Schedule” shall have the meaning specified in Article 4.

“Seller Intellectual Property” shall mean all Intellectual Property Rights related to the Business, the Purchased Assets or the Assumed Liabilities and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller.

“Seller Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Seller (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Share Price” shall have the meaning set forth in Section 2.4(b).

“Substitute Equity” shall have the meaning specified in Section 2.3(g).

“Supplies” shall have the meaning specified in Section 1.1(b).

“Successor” shall have the meaning specified in Section 2.3(g).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local, foreign or other tax or similar governmental fee, levy, assessment or charge of any king whatsoever, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not, together with any penalty, addition to tax or additional amount with respect thereto, and any interest on any of the foregoing.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Total Tax Consideration” shall have the meaning specified in Section 2.6(a).

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“Trademark Assignment” shall have the meaning specified in Section 3.2(b).

“Trademark Rights” shall mean all trademarks (whether registered or not), service marks (whether registered or not), tradenames, applications for any of the foregoing, and all goodwill associated with any of the foregoing.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement, the Noncompetition Agreement, the Offer Letters, the Employment Agreements, the Releases, the Assignment and Assumption and all other agreements, certificates, instruments, documents and writings delivered by Parent, Buyer and/or Seller in connection with the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets to Buyer or assumption of Assumed Liabilities, pursuant to this Agreement, together with any additions to Tax or penalties with respect thereto and any interest on the foregoing.

“UM Agreements” mean the following agreements with the University of Michigan: (i) the roundtable research agreement dated July 13,1995 (as extended June 28, 2000, May 21, 2001, June 24, 2002 and July 28, 2004, and supplemented by Supplement Nos. 1, 2, 3, 4, 5, 6 and 7); and (ii) the license agreement dated July 13, 1995 (as amended August 10, 1995, and February 1, 2004).

“Valid Claim” shall mean a claim of an issued and unexpired patent included within the Patent Rights comprising the Purchased Assets, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Warrant” shall have the meaning specified in Section 2.4.

“Working Capital” as of a given date shall mean the amount calculated by subtracting the current Liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Purchased Assets as of that date.